                                                               EXHIBIT 20.1
NEWS RELEASE

For Release:  Immediate

Contact:      Jean Fargo                   Dave Rai
              Corporate Communications     Investor Relations
              (847) 405-3953               (847) 405-4103

                   SPS REPORTS 76 PERCENT INCREASE
                      IN THIRD QUARTER PROFITS

RIVERWOODS, IL, Oct. 22, 1997 - SPS Transaction Services, Inc. (NYSE:PAY) today reported net income of $9.8 million or 36 cents per share for the quarter ended September 30, 1997, as compared to $5.6 million or 21 cents per share for the same period last year. Third quarter net operating revenues were $82.4 million, a 3 percent increase over $79.6 million in 1996.

   Net income for the nine months ended September 30 was $26.2 million, or 96 cents per share, a 13 percent increase compared to 85 cents for the same period in 1996. Net operating revenues for the first nine months have increased 3 percent to $260.6 million.

   "We believe the increase in our earnings over the past two quarters is confirmation that we are on the right track," said Robert L. Wieseneck, SPS president and chief executive officer. "We continue to focus on improving the profitability of our asset-based consumer credit card business while emphasizing profitable growth in our fee-based businesses."

   The company reported a 25 percent increase in active commercial accounts at the end of the quarter to 955,000 from 764,000 a year ago. Electronic transactions processed for the quarter were 118.5 million, an 8 percent increase year over year. TeleServices average revenue per call increased while third quarter customer contacts decreased 4 percent.

   Total loans outstanding, which represent both owned and securitized credit card loans, were $1.8 billion at September 30, 1997, down from $2.0 billion at the end of the same period last year. Active consumer private label accounts, both owned and managed, decreased to 3.0 million from 3.3 million at the end of the third quarter last year.

   SPS Transaction Services, Inc., a majority-owned subsidiary of Morgan Stanley, Dean Witter, Discover & Co., provides a range of technology outsourcing services including the processing of credit card transactions, private label credit card programs, commercial accounts receivable processing and call center teleservices activities.

                                    ###

                               SPS TRANSACTION SERVICES, INC.
                                    Financial Highlights

                                       (In Thousands, Except Per Share Data)


                                          Three Months Ended September 30,
                                     -----------------------------------------
                                                     (Unaudited)

                                       1997              1996         % Change
                                     ---------         ---------      --------
Net Operating Revenues               $  82,351         $  79,572            3%

Net Income                           $   9,839         $   5,598           76%

Net Income per Common Share          $    0.36         $    0.21           71%


Weighted Average Common Shares
  Outstanding                           27,217            27,194           --






                                           Nine Months Ended September 30,
                                     -----------------------------------------
                                                    (Unaudited)

                                       1997              1996         % Change
                                     ---------         ---------      --------

Net Operating Revenues               $ 260,598         $ 251,879            3%

Net Income                           $  26,214         $  23,226           13%

Net Income per Common Share          $    0.96         $    0.85           13%


Weighted Average Common Shares
  Outstanding                           27,208            27,165            --























SPS TRANSACTION SERVICES, INC.

CONSOLIDATED STATEMENTS OF INCOME
-------------------------------------------------------------------------------
(In thousands, except per share data)


                                     Three Months Ended      Nine Months Ended
                                        September 30,          September 30,
                                     ------------------     -------------------
                                      1997        1996        1997       1996
                                     -------    -------     --------   --------
                                         (Unaudited)             (Unaudited)
Processing and service revenues      $66,507    $65,712     $209,080   $204,808
Merchant discount revenue              3,981     10,163       10,797     25,382
                                     -------    -------     --------   --------
                                      70,488     75,875      219,877    230,190

Interest revenue                      58,038     53,972      184,515    166,118
Interest expense                      17,695     18,238       57,521     59,824
                                     -------    -------     --------   --------
  Net interest income                 40,343     35,734      126,994    106,294
Provision for loan losses             28,480     32,037       86,273     84,605
                                     -------    -------     --------   --------
  Net credit income                   11,863      3,697       40,721     21,689

NET OPERATING REVENUES                82,351     79,572      260,598    251,879

Salaries and employee benefits        27,064     23,736       84,861     72,407
Processing and service expenses       22,153     26,589       74,849     80,096
Other expenses                        17,110     20,221       58,194     61,915
                                     -------    -------     --------   --------
  Total operating expenses            66,327     70,546      217,904    214,418
                                     -------    -------     --------   --------

Income before income taxes            16,024      9,026       42,694     37,461
Income tax expense                     6,185      3,428       16,480     14,235
                                     -------    -------     --------   --------
NET INCOME                           $ 9,839    $ 5,598     $ 26,214   $ 23,226
                                     =======    =======     ========   ========

NET INCOME PER COMMON SHARE          $  0.36    $  0.21     $   0.96   $   0.85


Weighted Average Common Shares
  Outstanding                         27,217     27,194       27,208     27,165



                            SPS TRANSACTION SERVICES, INC.
                                 STATISTICAL SUMMARY

                                                           Three Months
                                       Three Months Ended      Ended      Nine Months Ended
                                         September 30,        June 30,      September 30,
                                      -------------------   ----------   ------------------
                                        1997       1996        1997       1997      1996
                                      --------   --------   ----------   --------  --------
                                          (Unaudited)       (Unaudited)     (Unaudited)
Income Statement Data (thousands)
  Transaction processing services     $ 22,771   $ 20,698   $ 24,169     $ 71,402  $ 62,787
  Managed Programs                      21,296     21,074     22,328       67,019    66,312
  HSB Programs                          12,310     13,107     11,576       37,905    36,308
  Servicing fees on securitized loans   10,130     10,833      9,191       32,754    39,401
                                      --------   --------   --------     --------  --------
    Processing and service revenues   $ 66,507   $ 65,712   $ 67,264     $209,080  $204,808
                                      ========   ========   ========     ========  ========

Balance Sheet Data (millions)
  End-of-period
    Total loans*                      $1,825.1   $2,013.4   $1,918.6     $1,825.1  $2,013.4
    Owned loans                       $1,245.1   $1,433.4   $1,338.6     $1,245.1  $1,433.4

  Average
    Total loans*                      $1,875.4   $2,003.7   $2,007.6     $2,017.8  $2,099.7
    Owned loans                       $1,295.4   $1,423.7   $1,427.6     $1,437.8  $1,517.0

Operating Data (thousands)
  Electronic point-of-sale
    transactions processed             118,548    110,136    109,064      329,494   312,103
  TeleServices customer
    contacts processed**                 1,946      2,023      2,117        6,613     6,762
  Active consumer private label
    accounts(end-of-period)              2,966      3,337      3,075        2,966     3,337
  Active commercial
    accounts(end-of-period)                955        764        945          955       764

Asset Quality
  Average
    Net charge-off %(Total loans)*         9.4%       8.4%       8.8%        9.0%       7.3%
    Net charge-off %(Owned)                9.9%       8.9%       8.8%        9.2%       7.4%

  End-of-period
    30-89 days delinquency %(Total loans)* 5.7%       5.3%       5.0%        5.7%       5.3%
    30-89 days delinquency %(Owned)        6.2%       5.7%       5.4%        6.2%       5.7%

    90-179 days delinquency %(Total loans)*4.1%       3.8%       3.7%        4.1%       3.8%
    90-179 days delinquency %(Owned)       4.6%       4.1%       4.0%        4.6%       4.1%

    Allowance for loan losses (Owned)
    (thousands)                       $ 75,236   $ 65,648   $ 79,120    $ 75,236   $ 65,648

    Allowance for loan losses %(Owned)     6.0%       4.6%       5.9%        6.0%       4.6%

[FN]
* Total loans represents both
  owned and securitized credit
  card loans.

**Reflects a correction to previously released 1997 contacts processed.
  Contacts processed increased by 121 thousand and 216 thousand for the first and second quarter of 1997, respectively.

SPS TRANSACTION SERVICES, INC.

CONSOLIDATED BALANCE SHEETS
-------------------------------------------------------------------------------
(In thousands, except share data)

                                                   September 30,  December 31,
                                                       1997           1996
                                                   ------------   ------------
                                                    (Unaudited)
ASSETS:
  Cash and due from banks                            $   15,169     $   15,205
  Investments held to maturity - at amortized cost       41,576         41,675
  Credit card loans                                   1,245,080      1,637,507
  Allowance for loan losses                             (75,236)       (88,397)
                                                     ----------     ----------
    Credit card loans, net                            1,169,844      1,549,110
  Accrued interest receivable                            18,512         21,141
  Accounts receivable                                    29,551         42,202
  Due from affiliated companies                           8,115          9,900
  Amounts due from asset securitizations                 56,915             --
  Premises and equipment, net                            29,431         25,294
  Deferred income taxes                                  33,409         38,266
  Prepaid expenses and other assets                      14,672         17,992
                                                     ----------     ----------
TOTAL ASSETS                                         $1,417,194     $1,760,785
                                                     ==========     ==========
LIABILITIES:
  Deposits:
    Noninterest-bearing                              $    4,500     $    9,012
    Interest-bearing                                    531,332        454,423
                                                     ----------     ----------
  Total deposits                                        535,832        463,435
  Accounts payable, accrued expenses and other           47,016         50,019
  Income taxes payable                                    3,383         17,756
  Due to affiliated companies                           557,262        982,547
  Accrued recourse obligation                            22,636         22,636
                                                     ----------     ----------
    Total liabilities                                 1,166,129      1,536,393
                                                     ----------     ----------
STOCKHOLDERS' EQUITY:
  Preferred stock, $1.00 par value, 100,000
    shares authorized; none issued or outstanding
  Common stock, $.01 par value, 40,000,000 and
    40,000,000 shares authorized; 27,270,663 and
    27,242,207 shares issued; 27,220,277 and
    27,187,462 shares outstanding at September 30,
    1997 and December 31, 1996, respectively                273            272
  Capital in excess of par value                         81,493         81,096
  Retained earnings                                     170,559        144,345
  Common stock held in treasury, at cost, $.01
    par value, 50,386 and 54,745 shares at
    September 30, 1997 and December 31, 1996,
    respectively                                         (1,242)        (1,312)
  Stock compensation plan                                   483            453
  Employee stock benefit trust                             (483)          (413)
  Unearned stock compensation                               (18)           (49)
                                                     ----------     ----------
    Total stockholders' equity                          251,065        224,392
                                                     ----------     ----------
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY           $1,417,194     $1,760,785
                                                     ==========     ==========